PRACTUS

JOHN H. LIVELY, Managing Partner

 john.lively@practus.com

 11300 Tomahawk Creek Pkwy., Suite 310

 Leawood, KS 66211

 (913) 660-0778

 November 26, 2025

PFS Funds

1939 Friendship Drive, Suite C

El Cajon, California 92020

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the Alpha Fiduciary Quantitative Strategy Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 268 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 268 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

On behalf of Practus, LLP